Exhibit 4.24

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into and effective on December 10, 2018 (the “Effective Date”) by and between Leaping Media Group Co., Ltd. (the “Company”), a company incorporated under the laws of the People’s Republic of China and Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd., a company incorporated under the laws of the People’s Republic of China (the “Consultant”), and collectively herein referenced as the “Parties”.

本顧問合同（以下簡稱 “合同”）由合作雙方：越眾文化傳媒集團有限公司（以下簡稱 “公司”），一家在中華人民共和國合法註冊的企業，和前海亞洲時代（深圳）國際金融服務股份有限公司（以下簡稱 “顧問團隊”），一家在中華人民共和國合法註冊的企業，互相確認幷於2018年12月10日（以下簡稱 “生效日”）在香港簽訂及生效。雙方公司統一簡稱為 “雙方”。

WHEREAS, the Company recognizes that the Consultant is in the business of (i) providing business consulting, capital market advisory for business planning and strategy development, (ii) planning and assisting with fund raising activities, and (iii) providing investor and public relations services; and

鑒於，顧問團隊的業務有（i）提供商業顧問服務，資本市場商業規劃顧問服務，和資本市場策略發展規劃，（ii）融資活動顧問服務，和（iii）提供投資人維繫及公關服務；及

WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advisory, underwriting, banking or insurance, nor will it provide any services which may require a registration or is subject to regulations under any applicable laws; and

鑒於，公司清楚知道顧問團隊不提供下列服務，包括但不限於證券經紀業務，任何需要法律資格的投資建議和活動，包銷，銀行，保險以及任何受法律管控及領牌照的服務；及

WHEREAS, the Company deems it to be in its best interest to retain the Consultant to render such services as may be needed in order for the Company to become a “public company” in the United States of America under the applicable U.S. Securities laws (the “Going Public Process”); and

鑒於，公司清楚知道幷在公司自身同意下聘請顧問團隊爲公司在有需要時提供相應的服務，使之公司能夠順利的在美國證券法下合法的成爲一家美國 “公眾公司”（以下簡稱 “上市項目”）；和

WHEREAS, the Consultant is ready, willing and able to render such consulting and advisory services to the Company.

鑒於，顧問團隊已經隨時準備，願意，並能夠為公司提供此專案相關的諮詢及建議服務。

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

為此,考慮到本協議所含前提、相互承諾及約定，且其充分性在此得以確認，雙方當事人同意如下。

1.	Consulting Services: The Company hereby retains the Consultant as an independent services provider to the Company and the Consultant hereby accepts and agrees to such retention. The services of the Consultant shall not be exclusive nor shall the Consultant be required to render any specified number of hours or to assign specific personnel to the Company or its projects. The Consultant agrees to serve as a consultant and advisor to the Company and to provide and/or perform some or all of the following, hereinafter collectively referred to as the “Services”:

顧問服務: 公司現在聘請顧問團隊為公司的獨立服務提供方，顧問團隊同意此次的聘用。公司不能限定顧問團隊單獨只爲其服務，也不能規定顧問團體最少工作時數，及不能指定某特定顧問團隊成員為其公司或其下相關項目服務。顧問團隊同意為公司提供以下部分或全部的諮詢服務及建議服務（以下簡稱 “相關服務”）。

1.1.	Conduct due diligence on the Company, review and advice on the Company’s business plan and capital structure, assist in the development of an acquisition profile and structure, recommend financing alternatives and sources, and consult on corporate finance and/or investment banking issues.

為公司提供盡職調查，檢閱及協助更新商業計劃書，檢閱及建議公司調整資產結構，協助建立一個收購方案及架構，推薦融資途徑及資源，以及為公司的融資及/或投資銀行問題進行建議。

1.2.	Assist the Company in identifying suitable qualified professional firms in legal, accounting, investment banking, shares transfer agency, investor relations and other required service providers to support the Company’s contemplated transition into a public company and for its subsequent offerings and investor awareness campaigns.

協助公司選擇合格的律師事務所，審計所，投資銀行，股票轉讓及寄存代理公司，投資者公關公司，及其他上市相關，後續融資及投資人宣傳活動所需要的專業或持牌服務公司。

1.3.	Work with other professional parties engaged by the Company in legal, accounting, investment banking and other advisors in completing all necessary tasks required for the Going Public Process including the assistance in determining the most suitable path in going public for the Company by means of (i) initial public offering (“IPO”), (ii) acquisition by or merger with a public company with business operations, (iii) merger with a public company with nominal operations other than a “special purpose acquisition company” (“SPAC”) or (iv) merger with a SPAC, preparation for investor presentations, assembling due diligence materials required for interested investors or investment bankers in financing the Company’s contemplated Going Public Process.

協助公司完成第三方機構包括律師所，審計所，投資銀行及其他相關顧問服務公司有關上市項目所需要的項目，包括協助公司選擇最爲合適的上市途徑，其中包括

（i）首次公開招股（以下簡稱“IPO”），（ii）被收購或併購至一家擁有經營業務的上市公司，（iii）併購一家擁有名義業務但不是“特殊目的收購公司”(以下簡稱 “SPAC”) 的上市公司，或（iv）幷購一家SPAC公司，協助籌備投資者介紹說明會，和協助梳理盡職調查資料以便吸引投資人或投資機構對公司的IPO，反向收購，或幷購SPAC等融資活動的興趣。

1.4.	Assist the Company in identifying potential employees, advisory board members, board of director members, consultants, advisors, market experts and any other person that can add value to the Company’s strategy and/or business.

協助公司找尋潛在的員工，並推薦/建議諮詢委員會成員，董事會人選，顧問，行業專家，及其他能爲公司業務及規劃帶來價值的人員。

The Company acknowledges and agrees that the Consultant is not a registered broker or dealer under the applicable securities laws and, as a result, will not interact directly with any potential investors in any security offerings that the Company may undertake.

公司清楚地認知及瞭解顧問團隊不是一個在相關證券法下註冊的證券從業人員或公司，因此，顧問團隊不會直接接觸任何對公司股票有意向交易的潜在投資人或投資機構。

2.	Time, Place and Manner of Performance: The Consultant shall be available for providing advice and consultation to the officers and directors of the Company at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined at the sole discretion of the Consultant. The Consultant may render the Services in any manner that it deems appropriate, including but without limitation, by telephone, video conference and/or email, as required to perform the Services.

日期，地點及服務方式: 雙方共同瞭解及同意顧問團隊應在合理及合適的時間及地點給與公司的管理層及董事相應的諮詢及建議。除非雙方提前約定，否則顧問團隊提供服務的時間，地點，方式，均由顧問團隊獨自規劃及決定。顧問團隊可以使用包括但不限於電話，視訊會議，或/和電子郵件來進行相關的諮詢及建議服務。

3.	Best Efforts: The Consultant shall devote such time and effort as it deems commercially reasonable and adequate under the circumstances (in its sole discretion) to the affairs of the Company and to render the Services contemplated by this Agreement. However, the Consultant shall not be responsible for the performance of any services hereunder unless the Company has provided all the necessary information requested in writing prior thereto, nor shall the Consultant be responsible for any services that constitute the provision of a legal opinion or performance of any work that is in the ordinary course of business of a certified public accountant, registered broker and dealer or legal attorney, as appropriate. The Consultant cannot guarantee the results of the Services to the Company but shall take all reasonable means available to ensure the best possible outcome.

盡職行為: 在本協定規定的情况下，顧問團隊應盡職的，在合理及符合要求的情况下（由顧問團隊獨自確定）提供相應的服務內容及安排服務時間。除非公司能够提供全部相關所需的文檔和資訊（書面形式），否則顧問團隊將無法保證顧問服務的品質。同時，顧問團隊將不會提供任何應由註冊會計師，註冊證券經紀人，或律師提供的服務。顧問團隊無法為公司擔保事情的結果，但是應盡最大努力及能力為公司確保最好的結果。

4.	Compensation: In consideration for the Services contemplated herein, the Company agrees that the Consultant shall be entitled to the compensation pursuant to the payment schedule as set forth in Annex A attached hereto (the “Consulting Fee”).

費用條款: 顧問團隊為公司提供正常服務的前提下，公司應同意顧問團隊擁有準時獲得在本協議附錄A中提及的費用（以下簡稱 “顧問費”）。

4.1.	The Company acknowledges and agrees that punctual payment of all amounts due to the Consultant shall be of the essence and a condition of this Agreement.

公司清楚知道及同意準時賦予顧問團隊相關的顧問費，並清楚理解準時付款是優質顧問服務的前提。

4.2.	The Company acknowledges and agrees that the Consulting Fee shall not include any fees and disbursements of other third parties, including but without limitation, to the following:

公司清楚知道及同意顧問費是不包含任何第三方的費用及開銷包括但不限於下列機構：

(i)	legal counsel ，

律師所服務，

(ii)	accounting or audit firm,

會計所及審計所，

(iii)	appraisal firm,

評估事務所，

(iv)	secretarial service company,

秘書服務公司，

(v)	underwriter,

承銷商，

(vi)	transfer agent,

股票轉讓及寄存代理公司，

(vii)	investor relations firm, and

投資人關係公司，和

(viii)	EDGAR printer,

EDGAR印刷公司

All of the above shall be the responsibilities of and separately retained by the Company in its own expenses.

公司需要自費聘請名單上的專業服務商，並自行承擔聘請責任。

4.3.	The Company acknowledges that the Consultant is not a registered broker or dealer under the applicable securities laws, and thus the Consultant is not responsible for selling any securities for or on behalf of the Company and will not be compensated by the Company on the basis of the amount of funds raised by the Company.

公司清楚明白顧問團隊不是一個在任何證券法下註冊的證券經紀人，因此顧問團隊不負責為公司承銷任何股票亦不會在公司得到任何融資後收取任何獎勵/補償。

5.	Covenants and Obligations of the Parties:

雙方的約定和義務：

5.1.	Covenants and Obligations of the Company:

公司的約定和義務：

(i)	The Company agrees to cooperate with the Consultant and to furnish, or cause to be furnished, to the Consultant, any and all information and data concerning the Company the Consultant reasonably deems appropriate.

公司同意與顧問團隊合作，幷提供任何和全部顧問團隊認為需要的文檔及資料。

(ii)	The Company will provide the Consultant, upon reasonable prior written notice, reasonable access during normal business hours to the Company’s assets, properties, books, contracts, commitment details and records, and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. The Company represents and warrants that the documents and information provided to the Consultant are true, complete and accurate in all material respects.

在提前告知下，公司同意讓顧問團隊在正常營運時間內訪問/接觸公司資産，資源，文檔，合約，協議和存檔，以及接觸公司聘請的管理層人員，董事會人員，普通員工，評估師，獨立會計師，法務顧問，和其他顧問。公司擔保並承諾所有提供給顧問團隊的文檔及資料均是準確無誤的，完整的，和真實的。

(iii)	The Company agrees to cooperate with the Consultant and complete any restructuring of the Company’s capital or legal structure as required by the Going Public Process (the “Restructuring”). To the extent that the Company fails to complete the Restructuring pursuant to the time schedule as agreed upon by the parties, the Consultant shall be under no obligation to refund any of the Consulting Fee already received and shall not be responsible for any economic damages incurred by the Company due to such failure or delay in the Restructuring.

公司同意幷願意與顧問團隊合作對公司資本和合法架構進行調整及更改以符合成爲公衆公司的條件。（以下簡稱 “架構調整”）如果公司未能根據各方已定立的時間表如期完成架構調整，顧問團隊將不會對公司進行任何的前期顧問費用返還，並且不承擔任何因為公司對其架構調整延期/暫停中受到的經濟損失。

(iv)	The Company agrees to make punctual payments of Consulting Fees when they fall due. If the payment is overdue, the Company shall be required to pay to the Consultant a late payment fee calculated at the rate of 3‰ per calendar day based on the outstanding amount, unless some other arrangement has been agreed in writing between the Parties.

In addition, the Consultant shall have the absolute right to terminate this Agreement upon written notice.

公司同意準時的付清顧問費用。如顧問費延期，除非雙方有其他安排或確定，公司需對顧問團隊額外補交延遲費用, 每日為未支付之顧問費用的3‰，幷且顧問團隊有權利提交書面申請終止這份合同。

5.2.	Covenants and Obligations of the Consultant:

顧問團隊的約定和義務：

(i)	The Consultant shall engage appropriate staff and third party professionals that possess the necessary skill, training, background and experience so as to perform the Services in a competent and professional manner.

顧問團隊需由擁有相關專業，技能和背景的員工，第三方服務組織或專家組成以確保能夠專業的，盡責的提供相應的服務。

(ii)	The performance of the Consultant’s Services hereunder shall not violate any applicable laws or regulations or any other agreements or obligations directly or indirectly applicable to the Consultant or binding upon its assets.

顧問服務的履行不得違反任何適用的法律或法規或任何其他協議或義務, 此約束直接或間接適用顧問團隊及其附屬資產。

(iii)	The Consultant shall not take any action which may reasonably be expected to damage the business and/or reputation of the Company.

顧問團隊不能做出任何能够合理的，提前知曉幷能預計會對公司業務或聲譽有損的行動。

(iv)	The Consultant shall provide receipt(s) to the Company for any payments received.

顧問團隊應為公司提供每筆已收款項的票据。

(v)	For purpose of this Agreement, the Project Completion Date means any of the following:

對於協議约定的專案完成日的定義為：

(1)	If the Going Public Process is transacted through an IPO, the commencement of quotation or trading on the U.S. over the counter market or a national stock exchange;

如果服務項目為首次公開募股，則為在美國OTC市場或一家美國全國股票交易市場進行首次股票交易；

(2)	If the Going Public Process is transacted through an acquisition by or merger with a U.S. public company with business operations, the filing of the current report on Form 8-K or 6-K by the public company announcing completion of the acquisition or merger;

如果服務項目為被收購或併購一家擁有經營業務的上市公司，則爲公衆公司發出的首個完成併購的8-K或6-K公告；

(3)	If the Going Public Process is transacted through merger with a U.S. public company with nominal business operations other than a SPAC, the filing of the current report on Form 8-K or 6-K by the public company announcing completion of the merger;

如果服務項目為併購一家擁有名義業務的上市公司但不是 “特殊目的收購公司（簡稱“SPAC”)” 的上市公司，則爲公衆公司發出的首個完成幷購的8-K或6-K公告；

(4)	If the Going Public Process is transacted through merger with a U.S. SPAC, the filing of the current report on Form 8-K or 6-K by the SPAC announcing completion of the merger.

如果服務項目為併購一家SPAC公司，則爲公衆公司發出的首個完成幷購的8-K或6-K公告。

6.	Independent Contractor: The Consultant agrees to perform its consulting duties hereto as an independent contractor, as that term is commonly defined in a business context. The Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship between the parties, and the Consultant will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company.

獨立締約方: 顧問團隊同意作爲獨立締約方履行其服務和職責，其含義等同在商業合約內普遍認定的。顧問團隊清楚幷明白本協議不代表且不能作爲與協定內所有組織建立任何歸屬關係，幷且顧問團隊，除非在得到公司在書面上允許的前提下，不得代表公司作出任何行爲。

7.	Term of Agreement: It is understood that upon execution, this Agreement shall commence on the Effective Date and continue in full force and effect unless otherwise terminated by either party pursuant to this Agreement or by both parties upon mutual consent. Notwithstanding the foregoing, the termination or expiration of this Agreement shall not in any way limit, modify or otherwise affect the rights of the Consultant to receive compensation due and reimbursement of expenses incurred by the Consultant up to the date of termination or expiration of this Agreement.

協議期限: 當本協定啓動後，雙方均知曉本協議將在生效日生效，幷將持續有效直至單方强制終止或雙方協商結束。儘管有上述規定，本協議的强制終止或過期將不會在任何情况下限制，更改，或影響顧問團隊收取任何在協定終止日前的服務費和所有因公産生的費用的權利。

8.	Expenses: It is expressly agreed and understood that each party shall be responsible for its own out-of-pocket business expenses which includes, but are not limited to, long distance communication expense, copying charge, printing cost and mailing charge for materials between the Parties hereto. Any travel expenses (including accommodation and meals charges), which are incurred by the Consultant for rendering of the Services herein and with the prior written approval of the Company, shall be accrued and reimbursed by the Company to the Consultant on a monthly basis.

費用: 在各方明確同意並理解下，各方都應為各自負責其的正常商業業務產生的費用包括但不限於長途電話費，複印和列印費，和各方的郵寄或快遞任何材料的費用。任何由公司提出或經公司事前同意, 因顧問服務需要而產生的差旅費用 (包含住宿及餐費)，顧問團隊每月進行準確的報銷, 並需由公司按每月支付於顧問團隊。

9.	Confidentiality:

保密條款:

9.1.	Each party acknowledges that it will, from time to time, have knowledge of or access to material information, as well as certain confidential information of the other party and its affiliates that are valuable, special and unique assets and property of the other party and such affiliates (collectively, the “Confidential Information”). Each party shall not disclose or disseminate the Confidential Information of the other party to any third parties unless authorized in writing by the other party to do so and as may be necessary in the performance of its obligations under this Agreement.

各方均知曉在合作過程中的某時段，將會接觸到對方某些具有價值，特殊意義，和具有唯一性的機密材料和訊息（所有這類材料和訊息統一均稱為“機密資訊”）。除非得到對方書面授權且因需要履行本協定的任何行動，各方均不得將對方的機密資訊公開或散播于任何第三方。

10.2	Notwithstanding the other provisions of this Agreement, nothing received by a party will be considered to be the other party’s Confidential Information if: (a) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (b) it has been rightfully received from a third party without confidential limitations; or (c) it has been independently developed without access to the other party’s Confidential Information.

儘管有上述規定，對方發送的任何資料如符合下列定義內，均不被列爲機密資訊：（a）資訊內容已經被發表或能被大衆在因非本協議的關係下獲取得到的；（b）在沒有保密的限制下，從第三方合法獲取的；或（c）在沒有接觸對方機密資訊下, 資訊內容獨立產生或被發現。

10.	Force Majeure: A party will be not be considered in breach or in default because of, and will not be liable to the other party for, any delay or failure to perform its obligations under this Agreement by reason of fire, earthquake, flood, explosion, strike, riot, war, terrorism, change of law and regulation and policy somewhere involved in Company’s shareholding structure and listing location, or similar event beyond that party’s reasonable control (each a “Force Majeure Event”). However, if a Force Majeure Event occurs, the affected party shall, as soon as practicable: (a) notify the other party of the Force Majeure Event and its impact on performance under this Agreement; and (b) use reasonable efforts to resolve any issues resulting from the Force Majeure Event and perform its obligations under this Agreement.

不可抗力事件: 如本協議因由火灾、地震、洪水、爆炸、罷工、暴動、戰爭、恐怖主義，或因公司股權架構涉及地及上市地之法律、法規、政策變化等原因或類似的無法合理控制的事件原因下無法履行其義務，將不會對另一方的任何延遲或失敗定義爲毀約或違約（每一種均確認為“不可抗力事件”）。但是，如果當一件不可抗力事件發生時，受影響方需在合理的時間內及時的：（a）通知另一方此不可抗力事件的發生和此事件將會對在本協議規定下的所有活動的影響；和（b）盡力的去調解任何因不可抗力事件發生造成的問題並履行其在協議內義務。

11.	Conflict of Interest: The Consultant shall be free to perform services for other persons. The Consultant will notify the Company in writing if its performance of services for any other person, entity or company could conflict with its obligations under this Agreement. Upon receiving such notice, the Company may terminate this Agreement or give its consent to the Consultant for undertaking other conflicting consulting activities at the same time.

利益衝突: 顧問團隊可以為任何其他人進行顧問服務。顧問團隊會給與公司書面通知如果顧問團隊的其他業務（包括但不限于對個人，組織或機構）將會對公司在本協議下的利益有所衝突。當公司收到此書面通知後，公司可終止本協議或同意顧問團隊繼續進行其他業務。

12.	Notices: Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail, or by express mail or other recognized overnight courier to the principal office of each party.

通知: 根據本協議要求或允許的任何通知，應有充裕的時間, 以書面並使用掛號信或專業快遞的形式送達對方公司總部。

13.	Assignment: This Agreement and (i) the rights and obligations of the Consultant hereunder, and (ii) the rights and obligations of the Company hereunder, shall not be assignable without the written consent of the other party.

項目歸屬: 本協定和（i）本協議顧問團隊的權利和義務，以及（ii）本公司的權利和義務，未經另一方書面同意不得轉讓。

14.	Applicable Law and Venue: It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the Special Administrative Region of Hong Kong. Any dispute arising from or in connection with this Agreement shall be submitted to Hong Kong International Arbitration Centre (“HKIAC”) for arbitration which shall be conducted in accordance with the arbitration rules of HKIAC in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

適用的法律和地點: 雙方均同意本協定及履行本協定和所有訴訟和特別程序均是按照中華人民共和國香港特別行政區的法律解釋。任何在本協定或間接因本協定引起的紛爭均將會遞交給香港特別行政區國際經濟貿易仲裁委員會 (“HKIAC”) 進行相關的仲裁。此仲裁結果為最終結果並且雙方必須遵守。

15.	Severability: All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court, the Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

可分割性: 本協定的全部內容均可切割為單獨內容，如果本協定的任何單獨內容被法院定義為違法，本協定將會剔除違法部分並繼續執行其餘部分。

16.	Entire Agreement: This Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all other or prior understandings, agreements and negotiations between the parties.

整體協議: 本協議包含了雙方所有的認知和協定。本協議為超越並替代任何之前雙方的協定和認知。

17.	Waiver and Modification: Any waiver, alteration or modification of any of the provisions of this Agreement shall be valid only if made in writing and signed by the parties hereto. Each party hereto, may waive any of its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

弃權和修改聲明: 任何對于本協定條款的修改、更新或捨弃均需要得到雙方書面確認後方能生效。任何一方均可以在不影響其他條款下放棄其自身在本協議內的權益。

18.	Counterparts and Facsimile Signature: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

副本和電子簽名: 本協定可複印，在內容相同的情況下，可同時執行並且均視為正本。所有電子簽名用于執行幷交付本協定內的條款和服務是均視爲有效的，幷對各方均附帶相關的責任和權力。所有雙方認可的本電子版協定和簽名均視爲能够有效執行的正本檔。

19.	Conflict of Context between English and Chinese: This Agreement is written in both English and Chinese. However, if conflicts arise between the two versions, the English version shall prevail.

中英文內容衝突: 此協定爲中英文版本，如內容出現衝突，以英文內容爲准。

(The following has no content, only for signature.)

（以下除簽名頁外無正文內容）

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, effective as of the date set forth below.

茲證明，雙方當事人已按時履行幷交付本協定，自下文規定之日起生效。

Leaping Media Group Co., Ltd.
越眾文化傳媒集團有限公司

By:	/s/ Leaping Media Group Co., Ltd.
Name
姓名:
Title
職位:
Date December 10, 2018
日期:

Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.
前海亞洲時代（深圳）國際金融服務股份有限公司

By:	/s/ Qianhai Asia Times (Shenzhen) International Financial Services Co., Ltd.
Name 姓名:
Title 職位:
Date December 10, 2018 日期:

ANNEX A

附件A

1. The Company shall pay the Consultant a fixed Consulting Fee, in the aggregate amount of United States Dollars One Million and Five Hundred Thousand (US$1,500,000) or Renminbi or Hong Kong dollars equivalent, determined using the spot buying rate of exchange published by the People’s Republic of China on the due date of payment.

公司應付顧問團隊一個固定顧問費用，總額為壹佰五拾萬美元（US$1,500,000）或等同的人民幣或港幣，其匯率使用付款日當天中國人民銀行公佈的美元對人民幣匯率的實時現匯中間(http://www.pbc.gov.cn/rmyh/108976/109428/index.html)。

2. The Consulting Fee shall be paid in the following installments:

顧問費用需以下列分期方式付清：

a. United States Dollars Four Hundred and Sixty-eight thousand (US$468,000) as the first installment (non-refundable) which shall be paid within three (3) days following the Effective Date of this agreement, for the work undertaken by the Consultant in the initial planning, due diligence review, revision of business plan and assessment of market risks of the Company.

肆拾陸萬捌仟美元（US$468,000）需在合同生效日後三天內付清（不予退還），該費用是給顧問團隊完成上市前的準備工作，包括盡職報告，完成商業計劃書及市場風險分析。

b. United States Dollars Four Hundred and Sixty-eight Thousand (US$468,000) as the second installment which shall be paid upon (i) the completion of the Restructuring under this Agreement and (ii) commencement of SEC filing for the going public transaction.

肆拾陸萬捌仟美元（US$468,000）需在向美國證監會遞交上市申請文件時付清。

c. United States Dollars Five Hundred and Sixty-four Thousand (US$564,000) as the third installment which shall be paid upon receipt of SEC documents for the going public transaction.

伍拾陸萬肆仟美元（US$564,000）需在收到美國證監會批復文件時付清。

3. The aforesaid installments of the Consulting Fee shall be wired to the following bank account upon the receipt of the relevant sales invoice from the Consultant:

在收到服務管隊的有關服務收費單，公司需安排轉賬至下列銀行賬戶如下：

Account Name:

Name of Bank:

Account No.:

銀行賬戶名稱：

銀行名稱：

賬戶號碼：

(The following has no content, only for signature.)

（以下除簽名頁外無正文內容）

(This is the signature page without provisions)
（以下無正文內容，為雙方簽署頁）

Party A: Leaping Media Group Co., Ltd.
甲方：

Signature: /s/ Leaping Media Group Co., Ltd.
簽署：

Party B: Qianhai Asia Era (Shenzhen) International Service Co., Ltd.
乙方： 前海亞洲時代（深圳）國際金融服務股份有限公司

Signature: /s/ Qianhai Asia Era (Shenzhen) International Service Co., Ltd.
簽署：

Date: December 10, 2018

簽署日期：2018年12月10日